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Exhibit 10.5

Abbott Laboratories
Restricted Stock Agreement

        This Agreement made «DateAwded» (the "Grant Date"), between Abbott Laboratories, an Illinois corporation (the "Company"), and «Name» (the "Employee"), for the grant by the Company to the Employee of a Restricted Stock Award under the Company's 1996 Incentive Stock Program.

        1.    Grant of Shares.    Pursuant to action of the Compensation Committee of the Board of Directors of the Company, and in consideration of valuable services heretofore rendered and to be rendered by the Employee to the Company and of the agreements hereinafter set forth, the Company has granted to the Employee «NoShares» («NoShares12345») common shares of the Company (the "Shares"). The Shares shall be issued from the Company's available treasury shares. The Employee shall have all the rights of a shareholder with respect to the Shares, including the right to vote and to receive all dividends or other distributions paid or made with respect to the Shares. However, the Shares (and any securities of the Company which may be issued with the respect to the Shares by virtue of any stock split, combination, stock dividend or recapitalization, which securities shall be deemed to be "Shares" hereunder) shall be subject to all the restrictions hereinafter set forth.

        2.    Restriction.    Until the restriction imposed by this Section 2 (the "Restriction") has lapsed pursuant to Section 3 or 4 below, the Shares shall not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of, and shall be subject to forfeiture as set forth in Section 5 below.

        3.    Lapse of Restriction by Passage of Time.    The restrictions on    will lapse and have no further force on                        .

        4.    Lapse of Restriction by Death or Disability or Age.    The Restriction shall lapse and have no further force or effect upon the Employee's death, disability, attainment of age 65 or involuntary discharge other than "for cause". For purposes of this Agreement, the term "disability" shall mean the Employee's disability as defined in subsection 4.1(a) of the Abbott Laboratories Extended Disability Plan for twelve consecutive months. Once the Employee has been disabled as defined in this Section for twelve consecutive months, the disability shall be deemed to have occurred on the first day of such twelve month period. The term discharge "for cause" shall have the meaning given that term by Section 9.

        5.    Forfeiture of Shares.    In the event of termination of the Employee's employment with the Company due to the Employee's voluntary resignation (including retirement under a Company pension plan) or involuntary discharge for cause, prior to lapse of the Restriction under Section 3 or 4, all of the Shares shall be forfeited, and transferred to the Company by the Employee, without consideration to the Employee or his executor, administrator, personal representative or heirs ("Representative"). In any such event, the Employee or his Representative shall promptly deliver any documents requested by the Company necessary to effectuate such transfer.

        6.    Withholding Taxes.    The lapse of the Restriction on the Shares pursuant to Section 3 or 4 above shall be conditioned on the Employee or the Representative having made appropriate arrangements with the Company to provide for the withholding of any taxes required to be withheld by federal, state or local law with respect to such lapse.

        7.    Rights Not Enlarged.    Nothing herein confers on the Employee any right to continue in the employ of the Company or of any of its subsidiaries.

        8.    Succession.    This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee and his Representative.

        9.    Discharge for Cause.    The term discharge "for cause" shall mean termination by the Company of the Employee's employment for (A) the Employee's failure to substantially perform the duties of his employment (other than any such failure resulting from the Employee's disability); (B) material breach by the Employee of the terms and conditions of his employment; (C) material breach by the Employee of business ethics; (D) an act of fraud, embezzlement or theft committed by the Employee in connection with his duties or in the course of his employment; or (E) wrongful disclosure by the Employee of secret processes or confidential information of the Company or its subsidiaries.

        IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first above written.

ABBOTT LABORATORIES
By:

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  Exhibit 10.5